Exhibit 10.20

May 11, 2017

Anthony Miller

Re:	Offer of Employment with PowerSchool

Dear Anthony:

We are pleased to extend an offer to you to join our team. This letter, along with the attached Exhibits A and B, will confirm the terms of employment with PowerSchool Group LLC (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”). The terms of our offer are as follows:

1. You will be the Chief Marketing Officer (CMO) reporting to the Chief Executive Officer. In this capacity you will have the responsibilities and duties consistent with such position.

2. Your starting base salary will be $260,000 per year, less deduction and withholdings required by law or authorized by you, and will be subject to review annuality for any increases or decreases; provided, however, that any decreases shall not be greater than 20% of your then current base salary, which decrease would only be done in conjunction with a general decrease affecting similarly ranked employees. Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

3. You will also be eligible to receive a bonus of up to 35% of your average base salary per fiscal year (the “Bonus”). This Bonus will be awarded at the sole discretion of the CEO based on his/her determination as to your achievement of predetermined operational and financial objectives (“MBO”s). In addition, you will be eligible for an additional bonus of up to 20% of your base salary per year (the “Stretch Bonus”), awarded at the sole discretion of the CEO and based on the CEO’s determination as to your achievement of “stretch” targets. Notwithstanding the foregoing, any such Bonus for fiscal year 2017 shall be pro-rated for the amount of time you have been employed by the Company.

The Bonus formula and associated MBOs shall be established by the CEO and management team, in their sole discretion after consultation with you, and communicated in writing to you from time to time. Any bonus earned for a fiscal year shall be paid no later than 30 days after completion and approval by the CEO of the applicable fiscal year’s financial statements and MBOs. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year in which the fiscal year ends.

4. You will also be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company for its employees from time to time, so long as they remain generally available to the Company’s employees.

5. The position will be based remotely, however, will require regular travel and work from the PowerSchool Headquarters location. It is expected you will work a minimum of six (6) days per month from the Headquarters location. You acknowledge it is your responsibility to report days worked in California and to ensure all required federal and state tax obligations are met. The Company shall reimburse you for reasonable work-related expenses (“Travel Expenses”) in connection with your travel to/from the Folsom area in an amount not to exceed $25,000 per annum provided that these expenses shall be documented. You will remain eligible for this allowance while your primary residence is outside of the Headquarters area.

6. You will be eligible to receive the number of units (the “Management Incentive Units”) of Severin Topco, LLC or one of its affiliates (“Ultimate Parent”), of which units shall be Management Incentive Units under Ultimate Parent’s Limited Liability Company Operating Agreement (as amended, the “LLC Agreement”) and which shall represent approximately 0.20% of the fully converted units of Ultimate Parent at the time of issuance. Such Management Incentive Units shall be subject to the terms (including the participation threshold) as set forth in the LLC Agreement and a Management Incentive unit Agreement (the “MIU Agreement”). The grant of such Management Incentive Units is subject to the Ultimate Parent’s Board of Managers’ approval and the execution of an MIU Agreement. Our intent to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Management Incentive Units and any specific grant of obligation on the part of the company. Further details on the Management Incentive Units and any specific grant of Management Incentive Units to you will be provided upon approval of such grant by the Board of Managers of Ultimate Parent.

Your Management Incentive Units, if granted, will vest as follows (it being understood that such vesting shall be subject to your continued employment by the company):

•

2/3 of Management Incentive Units would be subject to time-based vesting over 4 years, with 25% vesting upon the on-year anniversary of your employment and the remainder at a rate of 1/12th per quarter thereafter (the vesting of any such unvested time-based options would be accelerated upon a change of control of Ultimate Parent); and

•

1/3 of the Management Incentive Units would vest if Vista received cumulative cash dividends or other cash contributions and/or net sales proceeds in respect of the Ultimate Parent’s equity securities held by Vista (“Vista’s Return”) such that Vista’s Return equals or exceeds three times (3x) Vista’s aggregate cash contribution to the Ultimate Parent and its subsidiaries (calculated pursuant to the formula in MIU Agreement).

Notwithstanding anything in the LLC Agreement, the MIU Agreement or this letter to the contrary, in the event that such sales proceeds include non-cash consideration, the value of such non-cash consideration shall be determined by the Board of Managers of Ultimate Parent in its good faith discretion in order to determine if the above vesting thresholds have been met. If such thresholds have been met, you will receive an equal proportion of your proceeds from the sale of any units of the Ultimate Parent in such non-cash consideration.

7. There are some formalities that you need to complete as a condition of your employment:

•

You must carefully consider and sign the Company’s standard “Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement” (attached to this letter as Exhibit A).[1] Because the Company and its affiliates are engaged in the continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•	So that the Company has proper record of inventions that may belong to you, we ask that you also complete each of Schedule 1 and Schedule 3 attached to Exhibit A.

•

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Schedule 2 attached to Exhibit A.

[1]

8. We also wish to remind you that, as a condition of your employment you are expected to abide by the Company’s, its subsidiaries’ and affiliates’ policies and procedures, which may be amended from time to time, at the Company’s sole discretion.

9. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period” ), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

10. If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, (i) you will be entitled to receive a severance payment equal to six (6) months of base pay, less deductions and withholdings required by law or authorized by you (the “Severance Pay”) and (ii) Ultimate Parent shall have the option to repurchase your vested Management Incentive Units, if any, at fair market value, as determined in good faith by the Board of Managers of Ultimate Parent. For the avoidance of doubt, any vested Management Incentive Units that are not repurchased pursuant to the immediately preceding sentence shall remain outstanding pursuant to the terms of the LLC Agreement and the applicable MIU Agreement(s), and any unvested Management Incentive Units shall automatically terminate and be cancelled with no further action required by any party. For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless you (i) execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees or agents and you do not revoke such release during any applicable revocation period and (ii) have not breached the provisions of Sections 2 through 8 of Exhibit A, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. The Severance Pay shall be paid in equal monthly installments starting as of the month following the month in which any applicable revocation period for the release described above lapses, provided you have not revoked the release during such revocation period.

11. You shall not make any statement regarding your employment or the termination of your employment (for whatever reason) that is not agreed to by the Company; provided, that you may indicate the following without the Company’s approval: that you worked for the Company, your job title and job function. Except as compelled by applicable law, you shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents.

12. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 9 of this letter and Section 8 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

13. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1086, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

14. It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

15. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

16. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail. Notwithstanding the definition of the term “Group” set forth in Exhibit A, the term “Group” shall be defined as follows; “Group” includes the Company, Ultimate Parent and their respective subsidiaries engaged in the same or similar existing or intended line of business as the Company, Ultimate Parent and their respective subsidiaries.

17. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes. The intent of the parties is that payments and benefits under this letter be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

18. The effective date of employment under the terms of this offer is expected to be on or about May 15th, 2017.

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties; (ii) your engagement in illegal or improper conduct or in gross misconduct; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (iv) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Section 2 through 8 of the Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement, or any other agreement between you and the Company; (v) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; (vi) your personal bankruptcy or insolvency; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6 month period, as determined in the sole discretion of the Board.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

(a) a material, adverse change in your duties or responsibilities with the Company; provided, that a change in your title, a change in the office to which you report or a change pursuant to which you no longer report to the CEO and the Board shall not, by itself, constitute such a material, adverse change;

(b) a reduction in your then current base salary by more than 20% or a reduction in your base salary by less than 20% which is not applied to similarly ranked employees;

(c) the relocation of your principal office for the Company (for purposes of clarity, other than reasonable travel in the course of performing your duties for the Company) to a location more than fifty (50) miles from Folsom, California; and/or

(d) the material breach by the Company of any offer letter or employment agreement between you and the Company;

provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing within ninety (90) days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason and (ii) the Company must have thirty (30) days following delivery of such notice to cure such event.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.

Please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me at your earliest convenience. Should you have anything that you wish to discuss, please do not hesitate to contact me at ****.

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Hardeep Gulati	5/18/2017
Hardeep Gulati
Chief Executive Officer

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Anthony Miller	Date signed:	5/11/17
Signature: Anthony Miller

LIST OF EXHIBITS

Exhibit A: Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement

Exhibit B: Certain Definitions